UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

Anheuser-Busch Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

          On August 16, 2008, David A. Peacock, Vice President-Marketing of Anheuser-Busch, Inc., issued the e-mail set forth below to the employees of Anheuser-Busch Companies, Inc.
August 16, 2008
To: All Anheuser-Busch Employees
Members of the integration team met this week with the Steering Committee to continue work on preparatory workstreams for the combination of Anheuser-Busch and InBev.
The Steering Committee is comprised of two InBev board members, Marcel Telles and Peter Harf, Brito and an adviser, former Gillette CEO Jim Kilts, who oversaw the merger of P&G and Gillette. The group reviewed the structure of the integration team, the key activities planned, milestones and the ways in which Bain Consulting and the legal advisers will support the work being done in order to ensure that all exchanges of data prior to closing comply with information sharing guidelines. The meeting went well and the next steering team meeting will be in 2 weeks.
Another step was also taken Friday with Anheuser-Busch’s filing of our preliminary proxy statement relating to the proposed merger with the U.S. Securities and Exchange Commission (SEC). This might generate additional news coverage.
The statement notifies Anheuser-Busch shareholders that there will be a special shareholders meeting to consider and vote on the merger and encourages them to vote by proxy (by phone, mail or Internet) in advance, regardless of whether they plan to attend the meeting. Once we receive clearance from the SEC, the definitive proxy statement containing the date and location of the special meeting will be mailed to all Anheuser-Busch shareholders. Meanwhile, InBev is preparing for its extraordinary general meeting of shareholders, with timing to be announced shortly.
The Anheuser-Busch preliminary proxy statement also provides shareholders with more information about the merger agreement, answering some questions about the process.
Included are more details about the special 2008 integration bonuses for 60 employees and the special 2009 integration bonuses and enhanced severance for 360 employees, including the 60. We have received many questions from employees asking who is included and when they will be notified. The 360 people are I and J Band employees and the officers of the company. All will be notified of their inclusion in these programs. These special compensations are designed to retain leaders in our company as is customary with merger agreements.
These special compensations are also tied to Blue Ocean performance objectives. Tim Farrell announced the Enhanced Retirement Program earlier this week, and employees are eager to know their place in the future organization, or about any additional staff reductions, particularly in light of these Blue Ocean objectives. Please keep in mind that Blue Ocean is much more than a personnel initiative, it is a comprehensive program that relies on ideas of employees at all levels to find new ways to improve productivity, eliminate unneeded processes and costs, reduce energy and water use and improve our business overall. Our planned staff reductions are expected to be between 10 and 15 percent of our salaried workforce and will be primarily achieved by the ERP, attrition and not filling open positions.
In addition to August Busch IV’s new position on the InBev board of directors after closing, InBev intends to enter into a consulting agreement with him through 2013 to benefit from his expertise and knowledge of the U.S. market and the Anheuser-Busch business. As outlined in the preliminary proxy statement, August will provide support to the new company from time to time in multiple areas in the U.S. business, including relationships with wholesalers, the community and charitable organizations.
The integration team continues to have productive meetings with our InBev counterparts, Brito and Bain, all helping to move the process forward quickly, but thoroughly. Please remember that, until closing, Anheuser-Busch and InBev remain competitors. We cannot make decisions or participate in making decisions that affect the other company’s current business operations except as related to our existing U.S. import agreement or our ongoing international operations with InBev in Canada and South Korea. Interactions with InBev should occur only through the integration teams.
We will keep you updated regularly on milestones in this process and as new information becomes available. If you have any questions, please feel free to send to this e-mail address: abcomm@anheuser-busch.com. Thank you for your continued focus on the business and delivering outstanding sales results for the company this summer.
Dave Peacock

          This communication may be deemed to be solicitation material in respect of the proposed acquisition of Anheuser-Busch by InBev. In connection with the proposed acquisition, InBev and Anheuser-Busch intend to file relevant materials with the SEC. Anheuser-Busch filed a preliminary proxy statement on Schedule 14A with the SEC on August 14, 2008.
          INVESTORS OF ANHEUSER-BUSCH ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ANHEUSER-BUSCH’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
          Investors and security holders will be able to obtain the documents free of charge through the website maintained by the SEC at www.sec.gov, and Anheuser-Busch stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Anheuser-Busch. Such documents are not currently available.
          InBev and certain of its directors and executive officers and other persons, and Anheuser-Busch and its directors and certain executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Anheuser-Busch common stock in respect of the proposed transaction. Information about the directors and executive officers of Anheuser-Busch and their respective interests in Anheuser-Busch by security holdings or otherwise is set forth in its proxy statement relating to the 2008 annual meeting of stockholders, which was filed with the SEC on March 10, 2008. Investors may obtain additional information regarding the interest of the participants by reading the preliminary proxy statement.